BYRNA TECHNOLOGIES INC. 8-K

Exhibit 99.1

BYRNA TECHNOLOGIES REPORTS RECORD

SECOND QUARTER RESULTS

Raises Fiscal Year 2021 Revenue Guidance; Added to Russell 3000® Index

ANDOVER, MA – June 30, 2021 - Byrna Technologies Inc. (NASDAQ: BYRN) (CSE: BYRN) (“Byrna” or “the Company”) today announced results for its fiscal second quarter ended May 31, 2021.

Second Quarter 2021 Compared to Second Quarter 2020:

•	Revenues were $13.4 million compared to $1.2 million.

•	Gross margin was 56.4% compared to 43.4%.

•	GAAP net income was $2.0 million compared to a net loss of $8.1 million.

•	Non-GAAP net income[1] was $3.0 million compared to a non-GAAP net loss[1] of $0.8 million.

•	Adjusted EBITDA[1] was $3.3 million compared to ($0.7) million.

“The year-over-year growth in revenues reflects the expansion of consumer awareness and demand for our Byrna® HD non-lethal personal security device, coupled with our increased focus on marketing and advertising,” stated Bryan Ganz, CEO of Byrna. “We also demonstrated continued bottom-line improvement, as we generated positive GAAP net income for the first time in Company history,” Ganz added. “Excluding non-cash stock compensation expense and non-cash financing costs, non-GAAP net income1 was $3.0 million for the second quarter compared to a non-GAAP net loss1 of $0.8 million in the prior year period. Non-GAAP adjusted EBITDA1 was $3.3 million this quarter compared to ($0.7) million for the second quarter of 2020. This marks our first quarter reporting positive GAAP net income and our third consecutive quarter of positive non-GAAP net income1.”

Second Quarter 2021 Business Overview

Revenues were $13.4 million in the second quarter of 2021 compared to $1.2 million in the prior year second quarter. This increase in sales was driven by strong order growth for the Company’s flagship Byrna HD personal security device, aided by favorable media attention and an increase in quarterly production volumes.

Gross profit margin for the quarter was 56.4% compared to 43.4% in the prior year period. This increase was driven by higher production volumes.

Operating expenses were $5.5 million in the second quarter of 2021, up from $1.4 million in the prior year period. The increase reflects greater investment in corporate infrastructure necessary to support the Company’s growth driven largely by the addition of key management positions over the last 12 months including but not limited to Chief Financial Officer (CFO), Controller, Chief Revenue and Marketing Officer (CMRO), Chief Supply Chain Officer (CSCO) and Chief People Officer (CPO), an increase in marketing spend, and an increase in legal and public company related costs including, in the most recent quarter, costs related to the reverse stock split, the conversion of the “Series A” preferred stock into common stock and the Company’s up-list to the Nasdaq Capital Market.

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section on page 8 of this news release.

Financial Position as of May 31, 2021:

●	Cash of $5.3 million, including $0.9 million of restricted cash (which is released as orders are fulfilled).

●	Total assets of $22.0 million.

●	$1.5 million drawn on bank line of credit.

Outlook

For the fiscal year 2021 ending November 30, Byrna now projects revenues of $38 - $41 million, reflecting year-over-year growth of approximately 138% at the mid-point of the range, based on the Company’s current order flow and the growth expected from: (1) the planned introduction of new products; (2) the planned opening of a dedicated Amazon store; and (3) the anticipated increase in dealer sales. The Company expects the impact of these growth initiatives on its financial results to steadily increase over the balance of the fiscal year.

Gross profit margin is expected to moderate in the third quarter due to the projected increase in lower margin dealer sales. In the fourth quarter, however, we expect gross margins to benefit from the planned introduction of new higher margin products including the Byrna SD, Byrna LE and the shoulder-fired launchers acquired in the Mission acquisition.

New Products

●	Byrna SD - We expect to begin offering the Byrna SD, an update of the Byrna HD with an improved trigger, an enhanced sighting system and honeycomb grips, later this quarter. The Byrna SD is already in production in our Fort Wayne, Indiana manufacturing facility.

●	Byrna LE - The Byrna LE, which we expect to release in Q4, features a completely new valve system, resulting in increased muzzle velocity, an improved sighting system, a 7+1 magazine and extreme cold weather capabilities.

●	Byrna TCR - The Byrna TCR, or tactical compact rifle, targeted for introduction in late 2021/early 2022 will be an easy to use, semi-automatic launcher that can fire 19 rounds in rapid succession at more than 325 feet per second. The TCR, unlike most shoulder-fired, non-lethal launchers, will use a readily available 12-gram CO2 cartridge for propulsion.

●	Byrna M-4 - The Byrna M-4, which is targeted for introduction in 2022, will have a 120-shot capacity (in law enforcement form), will be able to use either CO2 cartridges or compressed air for propulsion. In civilian form, the Mission-4 will come with two 20-round magazines and use CO2 cartridges only for propulsion.

In addition to the products outlined above, which fire traditional round ball projectiles, Byrna plans to introduce two new launchers next year designed to utilize Byrna’s patented fintail projectiles. These fintail rounds, which are designed to spin-stabilize in flight, are significantly more accurate, carry greater payloads and travel at higher speeds over longer distances than traditional round projectiles.

●	Pump Action Launcher (PAL) - Operating like a pump action shotgun, the PAL is being designed to offer law enforcement the ability to disarm a threat at distances of up to 150 feet without the need to use lethal force. Byrna demonstrated the capabilities of this launcher two weeks ago in Los Angeles County where representatives of several Police and Sherriff’s departments test-fired a prototype PAL.

●	Byrna PE - The Byrna PE will be designed to provide civilians and security professionals with an easy to carry, compact handheld launcher capable of firing up to ten highly accurate payload rounds from a single magazine.

Sales Channels

In addition to the new product launches outlined above, Byrna is focused on the development of two critical sales channels – a new Amazon store (scheduled to open in late Q3) and an expanded dealer network. Upon the launch of its Amazon store, Byrna expects to offer the Byrna SD launcher on an exclusive basis for a limited introductory period.

Working with large chain stores such as Bi-mart, C-A-L Ranch, Big R and Murdoch’s, and distributors including Davidson’s, Lipsey’s, Big Rock Sports and Sports South, Byrna has built a distribution network of approximately 1,500 brick & mortar locations spread across the United States. The Company expects to fill initial stocking orders for many of these locations in Q3.

FTSE Russell Annual Index Reconstitution

Byrna has been added to the broad-market Russell 3000® Index as part of the annual reconstitution of the Russell US indices, which was effective upon the opening of the US equity markets on June 28, 2021.

Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in either the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indices primarily by objective, market-capitalization rankings, and style attributes.

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. To listen to the call live, dial (201) 493-6744 or (877) 445-9755 and ask for the Byrna Technologies Conference Call or go to www.byrna.com and click on the Investors section.  Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the call can be accessed for approximately 30 days after the call at Byrna Technologies’ website.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products visit the Company's e-commerce store.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes” and statements that certain actions, events or results "may,” "could,” "would,” "should,” "might," "occur," or "be achieved," or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company’s statements related to its updated revenue and gross profit margin projections, future order fulfillment, anticipated order flow, growth expectations, dealer stocking, plans for introduction of new products, anticipated product features and timeline including the anticipated opening of the Company’s Amazon store and planned introduction of the Byrna SD thereon, planned introductions of other products, the function, utility and appeal of new product features, expected growth in dealer sales, expected impact of growth initiatives on financial results including revenues and gross profit margins, and the anticipated benefits of the Company’s patented fintail projectiles, and other plans and expectations discussed. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services or to related marketing campaigns, shortages of materials needed by our suppliers, including suppliers of plastic components, or by us, the potential disruption of production, distribution, or marketing for any reason including but not limited to competitive factors or issues related to the pandemic (particularly with respect to our production and suppliers in South Africa where the province in which we and our chemical irritant supplier are located is experiencing a severe outbreak), civil unrest, supply chain shortages or interruptions, including material shortages, that could affect our extended supply chain, unavailability of parts, particularly parts sourced from limited or sole source providers, reduced air freight capacity, or otherwise; determinations by dealers, distributors or other third party controlled distribution channels, including Amazon, not to carry our products, potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, the recent safety alert, product recalls, litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment or the law regulating the Company's products or other regulatory factors including the impact of commerce and trade laws and regulations including export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; larger than expected demand for the previously announced technical factory safety update, product design or manufacturing defects and related product recalls, future restrictions on the Company’s cash resources impacting the availability of sufficient cash to meet operating expenses, other costs of goods or sales, and increased costs of production or sales and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and the updated risk factors delineated in Part 1, Item 1A of our Form 10-Q for the quarter ended May 31, 2021, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
	2021	2020	2021	2020
Net revenue	$13,401	$1,190	$22,294	$1,339
Cost of goods sold	(5,839)	(674)	(9,991)	(857)
Gross profit	7,562	516	12,303	482
Operating expenses	5,539	1,369	10,691	2,959
INCOME (LOSS) FROM OPERATIONS	2,023	(853)	1,612	(2,477)
OTHER (EXPENSE) INCOME
Foreign currency transaction gain (loss)	214	(5)	192	(9)
Accretion of debt discounts	—	(257)	—	(755)
Interest expense	(9)	(74)	(37)	(233)
Loss on extinguishment of debt	—	(6,027)	—	(6,027)
Warrant inducement expense	—	(845)	—	(845)
Forgiveness of Paycheck Protection Program loan	—	—	190	—
Other financing costs	(8)	—	(9)	—
INCOME (LOSS) BEFORE INCOME TAXES	2,220	(8,061)	1,948	(10,346)
Income tax provision	183	—	183	—
NET INCOME (LOSS)	2,037	(8,061)	1,765	(10,346)

Foreign exchange translation gain for the period	120	132	178	96
COMPREHENSIVE INCOME (LOSS)	$2,157	$(7,929)	$1,943	$(10,250)

NET INCOME (LOSS) PER SHARE
Basic net income (loss) per share	$0.06	$(0.66)	$0.04	$(0.91)
Diluted net income (loss) per share	$0.05	$(0.66)	$0.04	$(0.91)

Weighted-average number of common shares outstanding — basic	17,800,749	12,068,759	16,359,496	11,271,719
Weighted-average number of common shares outstanding — diluted	18,989,231	12,068,759	17,604,131	11,271,719

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	May 31,	November 30,
	2021	2020
	Unaudited
ASSETS
CURRENT ASSETS
Cash	$4,391	$3,175
Restricted cash	862	6,389
Accounts receivable, net	1,235	834
Inventory, net	6,607	4,817
Net investment in sales-type lease, current	51	—
Prepaid expenses and other current assets	1,282	1,391
Total current assets	14,428	16,606

Patent rights, net	3,626	811
Deposits for equipment	678	619
Right-of-use asset, net	1,224	1,200
Net investment in sales-type lease, non-current	56	—
Property and equipment, net	1,187	1,220
Goodwill	651	651
Restricted cash	92	92
Other assets	91	17
TOTAL ASSETS	$22,033	$21,216
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$4,571	$6,629
Operating lease liabilities, current	232	257
Deferred revenue	1,675	4,902
Notes payable, current	—	76
Line of credit	1,500	—
Total current liabilities	7,978	11,864
Notes payable, non-current	—	115
Operating lease liabilities, noncurrent	905	828
Total liabilities	8,883	12,807

COMMITMENTS AND CONTINGENCIES (NOTE 22)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Series A Preferred Stock, 1,500 shares designated, 0 and 1,391 shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 20,693,521 and 14,852,023 shares issued and outstanding, respectively	20	15
Additional paid-in capital	61,374	58,581
Accumulated deficit	(48,450)	(50,215)
Accumulated other comprehensive income	206	28
Total Stockholders’ Equity (Deficit)	13,150	8,409
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$22,033	$21,216

Non-GAAP Financial Metrics

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP net income (loss), and non-GAAP net income (loss) per share (basic and diluted). Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest expense; (iv) stock-based compensation expense; (v) accretion of debt discounts; (vi) loss on extinguishment of debt; and (vii) warrant inducement expense. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Three Months Ended May 31,
	2021	2020
Comprehensive income (loss)	$2,157	$(7,929)

Adjustments:
Interest expense	9	74
Income tax provision	183	—
Depreciation and amortization	129	40

Non-GAAP EBITDA	2,478	(7,815)

Stock-based compensation expense	853	11
Accretion of debt discounts	—	257
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other financing costs	8	—

Non-GAAP adjusted EBITDA	$3,339	$(675)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP net income (loss) is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) stock-based compensation expense; (ii) accretion of debt discounts; (iii) loss on extinguishment of debt; and (iv) warrant inducement expense. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Three Months Ended May 31,
	2021	2020
Comprehensive income (loss)	$2,157	$(7,929)

Adjustments:
Stock-based compensation	853	11
Accretion of debt discounts	—	257
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other financing costs	8	—
	—	—
Non-GAAP net income (loss)	$3,018	$(789)
Non-GAAP net income (loss) per share – basic	$0.17	$(0.07)
Non-GAAP net income (loss) per share – diluted	$0.16	$(0.07)
Weighted-average number of common shares outstanding during the period — basic	17,800,749	12,068,759
Weighted-average number of common shares outstanding during the period — diluted	18,989,231	12,068,759

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest expense; (iv) stock-based compensation expense; (v) accretion of debt discounts; (vi) loss on extinguishment of debt; and (vii) warrant inducement expense. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Six Months Ended May 31,
	2021	2020
Comprehensive income (loss)	$1,943	$(10,250)

Adjustments:

Interest expense	37	233
Income tax provision	183	—
Depreciation and amortization	217	78

Non-GAAP EBITDA	2,380	(9,939)

Stock-based compensation expense	1,546	648
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income: forgiveness of PPP loan	(190)
Other financing costs	9	—

Non-GAAP adjusted EBITDA	$3,745	$(1,664)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP net income (loss) is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) stock-based compensation expense; (ii) accretion of debt discounts; (iii) loss on extinguishment of debt; and (iv) warrant inducement expense. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Six Months Ended May 31,
	2021	2020
Comprehensive income (loss)	$1,943	$(10,250)

Adjustments:
Stock-based compensation	1,546	648
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income	(190)
Other financing costs	9	—
	—	—
Non-GAAP net income (loss)	$3,308	$(1,975)
Non-GAAP net income (loss) per share – basic	$0.20	$(0.18)
Non-GAAP net income (loss) per share – diluted	$0.14	$(0.18)
Weighted-average number of common shares outstanding during the period — basic	16,359,496	11,271,719
Weighted-average number of common shares outstanding during the period — diluted	18,989,231	11,271,719